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                                                               EXHIBIT (a)(2)(i)

                  [Letterhead of Willamette Industries, Inc.]
                                                               December 12, 2000

To Fellow Shareholders:

  On November 29, 2000, Weyerhaeuser Company, through its wholly owned subsidiary, Company Holdings, Inc., commenced an unsolicited tender offer for all outstanding shares of common stock of Willamette Industries, Inc. at $48 per share in cash. Your Board of Directors has unanimously concluded that the Weyerhaeuser tender offer is inadequate and not in the best interests of Willamette, its shareholders and other constituencies. ACCORDINGLY, WE STRONGLY RECOMMEND THAT YOU REJECT WEYERHAEUSER'S OFFER AND NOT TENDER ANY OF YOUR SHARES TO WEYERHAEUSER.

  In making its determination about the Weyerhaeuser tender offer, your Board considered a number of factors, including the following:

  . The Board's belief that the offer price is inadequate and that the Weyerhaeuser offer does not reflect the long-term value inherent in the Company;

  . The Board's belief that the offer price does not reflect the significant value-enhancing initiatives taken by the Company over the last few years aimed at seizing market opportunity and increasing earnings per share growth; and management's belief that, based on the current pricing environment, if all of the value-enhancing initiatives were complete, they would add in excess of $340 million to annual earnings before interest, taxes, depreciation and amortization;

  . The fact that over the last ten years, the Company's earnings per share growth has been more than five times the industry composite and three times the large cap composite; and that over the last two years, the performance of the Willamette common stock has exceeded both the S&P Paper and Forest Products Index and the S&P 500;

  . The Board's belief, in light of the terms of the Weyerhaeuser offer, the Company's inherent earnings power and long-term strategic plan, that the interests of the Company, its shareholders and other constituencies would best be served by the Company continuing as an independent entity;

  . The Board's view that the Weyerhaeuser offer is an opportunistic attempt to acquire one of the industry's leading franchises when stock prices are depressed;

  . The fact that the Company is not for sale but, if it were for sale, the Board's belief that based on the $300 million in synergies that Weyerhaeuser has publicly projected (and the $330 to $645 million synergy range provided by Weyerhaeuser to the Company in a private meeting in September 1998) and the analysts' consensus earnings and cash flow estimates for Weyerhaeuser and the Company, Weyerhaeuser could pay significantly in excess of the offer price;

  . The disruptive effect consummation of the Weyerhaeuser offer would have on the Company's employees, suppliers and customers and the communities and geographical areas where the Company operates;

  . The opinion of Goldman, Sachs & Co., financial advisor to the Company, that as of December 11, 2000, the offer price is inadequate, from a financial point of view, to the Company's shareholders (other than Weyerhaeuser and its affiliates); and
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  . The Board's and management's commitment to protecting the best interests of the shareholders of Willamette and enhancing the long-term value of Willamette.

   Additional information with respect to the Board's decision to recommend that shareholders reject the Weyerhaeuser tender offer and the matters considered by the Board in reaching such decision is contained in the attached Amendment No. 1 to the Schedule 14D-9. The original Schedule 14D-9, which contains additional information with respect to Weyerhaeuser's tender offer and other relevant matters, was sent to you on December 5, 2000. We urge you to read both documents carefully and in their entirety.

   Shareholders having questions regarding the enclosed materials are urged to contact MacKenzie Partners, Inc., our Information Agent, at (800) 322-2885 (toll-free) or at (212) 929-5500.

   Your Board of Directors and management will continue to act in the best interests of the Company and all its shareholders.

                                          On behalf of the Board of Directors

                                          Sincerely,

                                          /s/ William Swindells

                                          William Swindells
                                          Chairman of the Board

                                          /s/ Duane C. McDougall

                                          Duane C. McDougall
                                          Chief Executive Officer

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